Exhibit 10.1

AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

THIS AMENDMENT to Loan and Security Agreement (this “Agreement”) is entered into this 27th day of February 2013 by and between Silicon Valley Bank (“Bank”), on the one side, and DecisionPoint Systems, Inc., a Delaware corporation (“DSI”), DecisionPoint Systems International, Inc., a Delaware corporation (“DSII”), DecisionPoint Systems Group, Inc., a Delaware corporation (“DSG”), DecisionPoint Systems CA, Inc., a California corporation (“DSCA”), DecisionPoint Systems CT, Inc., a Connecticut corporation (“DSCT”) and CMAC, Inc., a Georgia corporation (“CMAC” and together with DSI, DSII, DSG, DSCA and DSCT, jointly and severally, the “Borrower”) whose address is 8697 Research, Irvine, CA  92618, on the other side.

Recitals

A.           Bank and Borrower have entered into that certain Loan and Security Agreement dated as of December 15, 2006 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.           Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.           Borrower has requested that Bank amend the Loan Agreement, as herein set forth, and Bank has agreed to the same, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.           Definitions.  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Loan Agreement.

2.           Amendments to Loan Agreement.

2.1           New Term Loan II.  A new Section 2.1.7 is hereby added to the Loan Agreement and shall read as follows:

2.1.7           Term Loan II.

(a)           Availability.  Bank shall make one (1) term loan (the “Term Loan II”) available to Borrower in an amount up to $1,000,000 on February 27, 2013 [the date of this Amendment] subject to the satisfaction of the terms and conditions of this Agreement.

(b)           Repayment.  Borrower shall repay Term Loan II in thirty-six (36) equal installments of principal plus monthly payments of accrued interest (the “Term Loan II Payment”) beginning on the first day of the month following the month in which the Funding Date of Term Loan II occurs and continuing on the first day of each month thereafter.  Borrower’s final Term Loan II Payment, due on the Term Loan II Maturity Date, shall include all outstanding principal and accrued and unpaid interest under Term Loan II.  Once repaid, Term Loan II may not be reborrowed.

(c)           Prepayment.  Borrower may, so long as an Event of Default has not occurred and is not continuing, at its option, prepay all, but not less than all, of the outstanding Term Loan II Credit Extensions, provided Borrower (A) provides written notice to Bank of its election to prepay Term Loan II at least five (5) days prior to such prepayment and (B) pays, on the date of the prepayment, the following:  (I) all accrued and unpaid interest with respect to Term Loan II through the date the prepayment is made, (II) all unpaid principal with respect to Term Loan II, (III) the Term Loan II Termination Fee and (IV) all other sums, if any, that shall have become due and payable hereunder with respect to Term Loan II.

(d)           Term Loan II Termination Fee.  If Borrower opts to prepay Term Loan II in accordance with subclause (c) above, or Term Loan II has become due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, Borrower shall pay to Bank on the date that Term Loan II is prepaid or has become due and payable according to the terms hereof, in addition to any other sums owing, a termination fee equal to the following (the “Term Loan II Termination Fee”):  (i) 3.0% if Term Loan II is prepaid or becomes due and payable on or before February 28, 2014, (ii) 2.0% if Term Loan II is prepaid or becomes due and payable after February 28, 2014 but on or before February 28, 2015 and (iii) 1.0% if Term Loan II is prepaid or becomes due and payable after February 28, 2015, and such Term Loan II Termination Fee shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.

2.2           Modified Interest Rates.  Section 2.3(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

(a)           Interest Rate.

(i)           Advances.  Subject to Section 2.3(b), the amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to 3.75 percentage points above the Prime Rate; provided, however, after Borrower achieves, if ever, two consecutive fiscal quarters (beginning with any fiscal quarter ending on or after March 31, 2013) of profitability, then the amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to 3.25 percentage points above the Prime Rate.

(ii)           Term Loan.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a fixed per annum rate equal to 9.0%.

(iii)           Term Loan II.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loan II shall accrue interest at a fixed per annum rate equal to 7.5%.

2.3           Modified Financial Covenants.  Section 6.9 of the Loan Agreement is hereby amended in its entirety and shall read as follows:

6.9           Financial Covenants.

Borrower shall maintain as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)           Liquidity Coverage.  The ratio of (i) unrestricted cash and Cash Equivalents maintained at Bank or Bank Affiliates plus the Availability Amount with respect to the Revolving Line to (ii) fifty percent (50%) of the aggregate outstanding Obligations of the Term Loan and Term Loan II of not less than 1.50 to 1.00.

Borrower will not have to comply with the foregoing Liquidity Coverage Financial Covenant if Borrower complies with the Minimum Fixed Charge Coverage Ratio Financial Covenant set forth below.

(b)           Tangible Net Worth.  A Tangible Net Worth of at least the following (“Minimum Tangible Net Worth”):  <$9,700,000> plus (i) 50% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 50% of the Borrower’s net income (but not net loss) in each fiscal quarter ending after the date hereof.  For the purposes hereof, “< >” denotes a negative number or loss.

Increases in the Minimum Tangible Net Worth based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth be decreased.

(c)           Minimum Fixed Charge Coverage Ratio. A ratio of (i) Borrower’s EBITDA plus non-cash expenses less cash paid for capital expenditures less cash paid for income taxes (the “FCCR Numerator”) to (ii) consolidated Interest Expense plus scheduled principal payments (the “FCCR Denominator”) of not less than 1.50 to 1.0 (to be calculated by adding the amounts of each segment of the FCCR Numerator and FCCR Denominator for the twelve months ending on the last day of the month being measured and then calculating the ratio).

If Borrower fails to comply with the Minimum Fixed Charge Coverage Ratio Financial Covenant, such failure will not constitute an Event of Default if all of the following occur:  (i) Borrower complies with the Liquidity Coverage Financial Covenant, (ii) Borrower complies with the Tangible Net Worth Financial Covenant and (iii) an amount equal to at least 50% of the aggregate outstanding Obligations of the Term Loan and Term Loan II is deducted from the Borrowing Base as a reserve under the Revolving Line.

2.4           Modified Definition of Borrowing Base.  The definition of “Borrowing Base” in Section 13.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Borrowing Base” is (a) 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report minus (b) 50% of the aggregate outstanding Obligations of the Term Loan and Term Loan II (provided that if the Borrower satisfies the Minimum Fixed Charge Coverage Ratio Financial Covenant set forth in this Agreement and continues to satisfy such Financial Covenant at all times thereafter, then the percentage in this subclause (b) will be 0%); provided, however, that Bank may decrease the foregoing percentage in subclause (a) above in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

2.5           Modified Definitions Regarding the Fixed Charge Coverage Ratio Financial Covenant.  The following definitions are hereby modified in their entirety, or added to Section 13.1 of the Loan Agreement, and shall read as follows:

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

2.6           Modified Definition of Prime Rate.  The definition of “Prime Rate” in Section 13.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

2.7           Modified Definition of Revolving Line Maturity Date.  The definition of “Revolving Line Maturity Date” in Section 13.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Revolving Line Maturity Date” is February 28, 2015.

2.8           Added Definition of Term Loan II Maturity Date.  The definition of “Term Loan II Maturity Date” is hereby added to Section 13.1 of the Loan Agreement, in alphabetical order, and shall read as follows:

“Term Loan II Maturity Date” is the earlier of (a) February 28, 2016 or (b) the date the Revolving Line matures or is otherwise terminated.

2.9           Anniversary Fee.  In addition to all interest and any other fees payable by Borrower under the Loan Agreement and this Amendment, Borrower agrees that it shall pay to Bank, on February 28, 2014 (or upon termination of the Loan Agreement if such termination occurs on or before such date), a fully earned, non-refundable anniversary fee with respect to the Revolving Line in the amount of $100,000.

2.10           Modified Compliance Certificate.  The form of Compliance Certificate, attached as Exhibit E to the Loan Agreement, is amended in its entirety to read as set forth on Exhibit E attached hereto.

3.           Limitation of Agreements.

3.1           The agreements set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2           This Agreement shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.           Representations and Warranties.  To induce Bank to enter into this Agreement, Borrower hereby represents and warrants to Bank as follows:

4.1           Immediately after giving effect to this Agreement (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2           Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under the Loan Agreement, as amended by this Agreement;

4.3           The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended (except to reflect the name change of each Borrower), supplemented or restated and are and continue to be in full force and effect;

4.4           The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, have been duly authorized;

4.5           The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6           The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7           This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.           Counterparts.  This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.           Effectiveness.  This Agreement shall be deemed effective upon (a) the due execution and delivery to Bank of this Agreement by each party hereto and (b) Borrower’s payment of an amendment fee in an amount equal to $112,500 (comprised of $100,000 with respect to the Revolving Line and $12,500 with respect to Term Loan II), which is fully earned on the date hereof, is in addition to all interest and all other fees, and is non-refundable.

[Signature Page Follows]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BANK
Silicon Valley Bank By: /s/ Victor Le Name: Victor Le Title: Vice President
BORROWER	BORROWER
DecisionPoint Systems, Inc. By: /s/ Melinda Wohl Name: Melinda Wohl Title: Vice President Finance	DecisionPoint Systems International, Inc. By: /s/ Melinda Wohl Name: Melinda Wohl Title: Vice President Finance
BORROWER	BORROWER
DecisionPoint Systems Group, Inc. By: /s/ Melinda Wohl Name: Melinda Wohl Title: Vice President Finance	DecisionPoint Systems CA, Inc. By: /s/ Melinda Wohl Name: Melinda Wohl Title: Vice President Finance
BORROWER	BORROWER
DecisionPoint Systems CT, Inc. By: /s/ Melinda Wohl Name: Melinda Wohl Title: Vice President Finance	CMAC, Inc. By: /s/ Melinda Wohl Name: Melinda Wohl Title: Vice President Finance

EXHIBIT E

COMPLIANCE CERTIFICATE

[See Attached]